Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2018
Comments of Sarah R. Teachout
Senior Vice President and Chief Legal Officer
February 21, 2019

Thank you Jessica, and good morning everyone.
We have previously reported on the status of the Joshua Harman federal False Claims Act lawsuit regarding the Company’s ET Plus guardrail end terminal system. We’re pleased that last month, on January 7th, the United States Supreme Court denied Mr. Harman’s request to review the Fifth Circuit Court of Appeals’ ruling that the Company did not violate the False Claims Act.
Since the onset of this case in 2013, the Company has steadfastly maintained that it did not violate the False Claims Act. In September of 2017, the Fifth Circuit agreed, ruling as a matter of law in favor of the Company. The Supreme Court’s denial last month of Mr. Harman’s petition ends this case, and further confirms the Company’s long-standing belief that no fraud was committed.
In connection with the spin-off of Arcosa, the Company decided that the highway products business should remain as part of Trinity at this time. This provides continuity for ongoing litigation management as we work through the docket of remaining cases following the successful conclusion of the federal False Claims Act case.
The Company continues to incur legal costs as we defend a number of lawsuits in multiple jurisdictions regarding the ET Plus that were filed in the wake of the original jury verdict in the Harman case. Certain of these cases had been stayed pending the outcome of the Harman appeal. As the previously-stayed cases now begin moving forward, the Company intends to vigorously contest these matters. We believe that the Fifth Circuit’s unanimous panel opinion, in which the Court recognized that the ET Plus end terminal system meets all applicable federal safety standards and that the federal government has never wavered in its approval of the product, supports our defense in the merits of these cases.
For additional information regarding the False Claims Act case and the Company’s other litigation, please see Note 18 to the financial statements in Trinity’s Form 10-K for the period ended December 31, 2018, which will be filed today. Additional information on the ET Plus litigation and a copy of the Fifth Circuit’s opinion can also be found at www.etplusfacts.com.
I will now turn the call over to Tim.